Rule 424B(3)
                                                                    Marked Copy


Filed as supplement to prospectus originally filed on April 10, 1989 and as supplemented by prospectus supplements filed on May 9, 1991, September 9, 1994 and December 27, 1996.





                                   PROSPECTUS

                             Independent Bank Corp.

                                300,000 Shares of
                                  Common Stock
                                ($.01 par value)

                         Automatic Dividend Reinvestment
                                       and
                           Common Stock Purchase Plan


         This Prospectus relates to 300,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Independent Bank Corp. (the "Corporation") to be offered pursuant to the Corporation's Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "Plan").

         The Plan provides shareholders with a method of investing cash dividends and optional cash payments in additional shares of Common Stock, without payment of any brokerage commission or service fee. A shareholder who elects to participate in the Plan may (i) have cash dividends paid by the Corporation on all or some of the shares held by such shareholder automatically reinvested in either shares of Common Stock acquired directly from the Corporation, in which event the shares will be either authorized but unissued shares or shares held in the Corporation's treasury, or on the open market, or by a combination of the foregoing at a 5% discount from the then current market price of the shares and/or (ii) invest optional cash payments, at any time, in either shares of Common Stock acquired directly from the Corporation, in which event the shares will be either authorized but unissued shares or shares held in the Corporation's treasury, or on the open market, or by a combination of the foregoing at the then current market price in an amount per calendar year up to the aggregate amount of cash dividends paid to date to shareholders on his or her shares during the calendar year. The price of shares of Common Stock purchased with optional cash payments will be 100% of the then current market.

PARTICIPANTS SHOULD RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY

STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.



                       ----------------------------------
                The date of this Prospectus is January 10, 1997.
                       ----------------------------------

                                TABLE OF CONTENTS



AVAILABLE INFORMATION                                                      4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                            4

THE CORPORATION                                                            6

THE PLAN                                                                   6

USE OF PROCEEDS                                                           23

VALIDITY OF SHARES                                                        24

EXPERTS                                                                   24

INDEMNIFICATION                                                           24

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE DESCRIBED ON THE COVER PAGE OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION WITHIN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF.

                              AVAILABLE INFORMATION

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         The Corporation furnishes its shareholders quarterly reports containing unaudited financial information for the first three quarters of each year and issues annual reports containing audited financial information, examined and reported upon by independent accountants.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Corporation are incorporated as of the respective dates in this Prospectus by reference:

         (a) The Corporation's Annual Report on Form 10-K filed for its most recent fiscal year;

         (b) Quarterly reports on Form 10-Q filed since its most recent Annual Report on Form 10-K;

         (c) Current Reports on Form 8-K filed since its most recent Annual Report on Form 10-K;

         (d) The description of Common Stock contained in the Corporation's Registration Statement No. 33-00229 on Form S-4 filed with the Commission on November 1, 1985, including all amendments and reports filed for the purpose of updating such description; and

         (e) The description of certain Preferred Stock Purchase Rights contained in the Corporation's Registration Statement on Form 8-A filed with the Commission on May 7, 1991, including all exhibits thereto, including all amendments and reports filed for the purpose of updating such description.

         All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON HIS WRITTEN OR ORAL REQUEST, A COPY OF ANY AND ALL OF THE DOCUMENTS DESCRIBED ABOVE UNDER "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO:

                             INDEPENDENT BANK CORP.
                             288 Union Street
                             Rockland, Massachusetts 02370
                             Attn: Linda M. Campion, Clerk
                             Telephone: (617) 878-6100

                                 THE CORPORATION

General

         The Corporation is a registered bank holding company organized in 1985 under Massachusetts law. The Corporation's principal office is located at 288 Union Street, Rockland, Massachusetts 02370. The telephone number of its principal office is (617) 878-6100. At November 30, 1996, the Corporation had total consolidated assets of approximately $1.08 billion and total consolidated deposits of $889 million. The Corporation, through its subsidiary, Rockland Trust Company ("Rockland" or the "Bank"), and through Rockland's subsidiaries, engages in one line of business, that of providing financial and banking services. Rockland provides a variety of financial services to corporate and institutional customers, governmental units, individuals and fiduciaries. Such services include corporate banking services, personal banking services, trust services and fund management services.

The Corporation's Subsidiary

         Rockland, founded in 1907, is a state-chartered trust company organized under the laws of the Commonwealth of Massachusetts. Its main office is located at 288 Union Street, Rockland, Plymouth County, Massachusetts. As of November 30, 1996, in addition to its main office, Rockland had thirty-three branch offices, twenty-nine of which are located in Plymouth County, three in Norfolk County, and one in Bristol County. Rockland is a member of the Federal Deposit Insurance Corporation and is not a member of the Federal Reserve System.

                                    THE PLAN

         The Corporation's Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") is set forth in a question and answer format.

         Independent Bank Corp. hereby offers participation in the Plan. The Plan provides holders of record of shares of Common Stock with a convenient and economical method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service fee. Any holder of record of shares of Common Stock is eligible to join the Plan, unless such participation is unlawful in the jurisdiction in which such holder resides, in which event such holder is not eligible to participate in the Plan.

         Each participant in the Plan may:

         (1) have cash dividends on all or some of his or her shares automatically reinvested in either shares of Common Stock acquired directly from the Corporation, in which event the shares will be either authorized but unissued shares or shares held in the Corporation's treasury, or on the open market, or by a combination of the foregoing at a 5% discount from the then current market price of the shares; and/or

         (2) invest optional cash payments at any time in either shares of Common Stock acquired directly from the Corporation, in which event the shares will be either authorized but unissued shares or shares held in the Corporation's treasury, or on the open market, or by a combination of the foregoing at the then current market price in an amount per calendar year up to the aggregate amount of cash dividends paid up to the investment date on the participant's shares of Common Stock during the calendar year.


         The price to the Participant of shares of Common Stock purchased with reinvested dividends from the Corporation of authorized but unissued shares of the Corporation or treasury shares, will be 95% of the average of the daily averages of the high and low sale prices of the shares of Common Stock for the five trading days immediately preceding the date the investment is made. The price of shares of Common Stock purchased with optional cash payments from the Corporation of authorized but unissued shares of the Corporation or treasury shares, will be 100% of such average. Such averages will be quoted from the NASDAQ National Market System. If there is no trading in the shares of Common Stock on the NASDAQ National Market System during this period, the purchase price per share shall be determined by the Corporation on the basis of such market information as it shall deem appropriate. The price to the Participant of shares of Common Stock purchased with reinvested dividends on the open market will be 95% of the weighted average purchase price(s) of Common Stock purchased for the Plan in respect of the related Dividend Investment Date (as defined in Question 9). The price of shares of Common Stock purchased with optional cash payments on the open market will be 100% of such average in respect of the related Cash Investment Date (as defined in Question 13).


         Shareholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, by check in the usual manner.

         The following is a question and answer statement of the provisions of the Plan.

Purpose
-------

1.       What is the purpose of the Plan?

         The purpose of the Plan is to provide each eligible shareholder, as defined by Question 5 below ("Participant" or collectively "Participants"), with an economical and convenient method of investing cash dividends and optional cash payments in shares of Common Stock without payment of any brokerage commission or service charge. Shares of Common Stock purchased under the Plan by Participants will be acquired from the Corporation, in which event such shares will be either authorized but unissued shares or shares held in the treasury of the Corporation, or on the open market, or by a combination of the foregoing. The proceeds from the net sale of the Common Stock pursuant to the Plan will be used for general corporate purposes of the Corporation, including investments in, or extensions of credit to, the Corporation's direct and indirect subsidiaries.

Advantages and Disadvantages
----------------------------

2. What are the advantages and disadvantages to shareholders of participating in the Plan?

         The principal advantages are:

         (a) Shares purchased with reinvested dividends will be priced at a 5% discount from the then current market price.

         (b) Shareholders are not required to pay any commission or service charge in connection with purchases under the Plan.

         (c) The Plan provides Participants with the three investment options discussed under Question 3 below.

         (d) Participants' funds will be fully invested under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to Participants' accounts.

         (e) Regular statements of account will provide each Participant with a record of each transaction under the Plan.

         The principal disadvantages are:

         (a) Optional cash payments may be exposed to changes in market condition for a longer period of time than ordinary secondary stock transactions due to the length of time between the time the payment is made and the Cash Investment Date.

         (b) If the price of the Common Stock with respect to a particular Dividend Investment Date or Cash Investment Date is higher than the price of acquiring shares (including transaction costs) on the open market on such investment date, the per share cost of purchasing shares through the Plan could result in a higher price being paid through Plan purchases.

         (c) Optional cash payments must be received by the Agent no later than two (2) business days prior to the Cash Investment Date and do not accrue interest.

         (d) Participants will not be able to determine the actual number of shares purchased on their behalf until after the applicable investment date and optional cash payments will not be refunded unless a request is received by the Agent no later than two (2) business days prior to the Cash Investment Date.

Investment Alternatives
-----------------------

3.       What are the three investment alternatives available to Participants?

         Each Participant may:

         (a) automatically invest the dividends on all his or her full and fractional shares of Common Stock and make optional cash payments (totaling no more than the aggregate cash dividends paid to date to such shareholder, with a minimum of $25.00 per payment) in shares of Common Stock; or

         (b) automatically invest the dividends on any portion of his or her full and fractional shares of Common Stock (the dividends paid in cash must be on full shares) and make optional cash payments (totaling no more than the aggregate cash dividends paid to date to such shareholder, with a minimum of $25.00 per payment) in shares of Common Stock; or

         (c) invest optional cash payments (totaling no more than the aggregate cash dividends paid to date to such shareholder, with a minimum of $25.00 per payment) in shares of Common Stock and receive all dividends in cash on full and fractional shares owned by the Participant.

Administration
--------------

4.       Who administers the Plan for Participants?

         State Street Bank and Trust Company administers the Plan as agent ("Agent"), maintains records, sends periodic statements of account to Participants and performs other duties relating to the Plan. The Agent may be contacted by writing to :

                           State Street Bank and Trust Company
                           C/O Boston EquiServe
                           PO Box 8200
                           Boston, MA  02266-8200

or by calling (800) 426-5523 between 9:00 a.m. and 5:00 p.m. EST.

Participation
-------------

5.       Who is eligible to participate in the Plan?

         All holders of record of Common Stock are eligible to participate fully in the Plan. If Common Stock of a shareholder is registered in a name other than that of the shareholder (e.g., in the name of a broker or bank nominee), the shareholder who wants to participate in the Plan must either make appropriate arrangements for the nominee to participate in the Plan, or the shareholder must become a shareholder of record by having his or her shares transferred to the shareholder's own name.

Procedures Relating to Participation by Shareholders
----------------------------------------------------

6.       How does a shareholder participate?

         A shareholder may join the Plan at any time by completing the Shareholder Authorization Form and returning it to the Agent. Those shareholders who do not wish to participate in the Plan will continue to receive cash dividends at such times as dividends are paid to all shareholders.

         A shareholder may obtain a Shareholder Authorization Form at any time by writing to or calling the Agent at the address set forth in Question 4.

7.       What does the Shareholder Authorization Form provide?

         The Shareholder Authorization Form allows each Participant to decide the extent to which he or she wants to participate in the Plan through any one of the following investment options:

         (a) "Full Dividend Reinvestment" directs the Corporation to invest in accordance with the Plan all of a Participant's dividends on all shares of Common Stock then or subsequently registered in a Participant's name, and permits a Participant to make optional cash payments for the purchase of additional shares in accordance with the Plan;

         (b) "Partial Dividend Reinvestment" directs the Corporation to remit cash dividends to the Participant on those full shares specified in the appropriate space on the Shareholder Authorization Form and directs the Corporation to invest the remaining dividends in shares of Common Stock in accordance with the Plan. It also permits a Participant to make optional cash payments for the purchase of additional shares in accordance with the Plan; and

         (c) "Optional Cash Purchases Only" permits a Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan. All cash dividends on full and fractional shares will be remitted to the Participant.

8. How may a Participant change his or her method of participating in the Plan?

         A Participant may change his or her method of participating in the Plan at any time by completing a Shareholder Authorization Form and returning it to the Agent or by submitting a written request to the Agent.
(See Questions 21-24 for additional related information.)

9.       When will dividends be invested?


         Cash dividends on Common Stock will most likely be paid by the Corporation during the months of January, April, July and October. Purchases on behalf of Participants in the Plan from the Corporation of authorized but unissued shares of Common Stock and shares held in the treasury shares will be made on the dividend payment date fixed by the Board of Directors of the Corporation, and the purchases on the open market will be made on such dividend payment date, or as soon as possible thereafter, but in no event later than thirty days after the relevant dividend payment date (the Dividend Investment Date").


         The existence of the Plan does not guarantee that the Company will continue to pay dividends. The payment of dividends will be determined by the Board of Directors based on the Corporation's liquidity, asset quality, profits, capital adequacy and recent earnings history (excluding significant nonrecurring transactions) as well as economic conditions and other factors deemed relevant by the Board of Directors, including applicable government regulations and policies.

         If the Shareholder Authorization Form signed by a shareholder entitled to a dividend is received by the Agent on or before the record date for the next dividend payment, that portion of the dividend selected by the shareholder will be used to purchase additional shares of Common Stock for the shareholder on that Dividend Investment Date. If the Shareholder Authorization Form is received by the Agent after the record date for the dividend payment, then the reinvestment of dividends will not begin until the next applicable Dividend Investment Date. The dividend record date is generally two to three weeks prior to the dividend payment date.

Optional Cash Payments
----------------------

10.      Who is eligible to make optional cash payments?

         Shareholders (except those excluded in the introductory language prior to Question 1 of this Prospectus) who have submitted a signed Shareholder Authorization Form, whether or not they have authorized the reinvestment of dividends, are eligible to make optional cash payments.

11.      To what extent may a shareholder make optional cash payments?

         The opportunity to make cash payments is available to each shareholder at any time and is available under each of the Plan's three investment options. A shareholder may make optional cash payments each calendar year totaling no more than the aggregate amount of cash dividends paid to date to a shareholder on his or her shares of Common Stock during that calendar year. For example, if the aggregate cash dividends declared on a shareholder's shares of Common Stock during a calendar year totaled $500, the shareholder would be permitted to make optional cash payments during that year in an amount up to $500. It should be noted, however, that the maximum amount of optional cash payments which may be made at any time during a calendar year must be determined at the time of the investment. Thus, for example, if a shareholder has received $100 in cash dividends by March 15th, and wishes to make an optional cash payment on March 16th, prior to the time any other cash dividends have been declared in that year, the maximum amount the shareholder could invest at that time would be $100. This is true notwithstanding the fact that the shareholder may receive additional cash dividends during the calendar year.

         There is also a minimum amount imposed on optional cash payments of $25 per payment.

         The Corporation will return optional cash payments submitted by a shareholder to the extent that the aggregate optional cash payments exceed the maximum amount permitted or if any payment is less than $25. The same amount of money need not be sent each quarter. There is no obligation to use, nor any penalty for not using, the optional cash payment feature of the Plan.

12.      How does the "Optional Cash Purchases Only" investment option operate?

         If a shareholder chooses to participate by making optional cash payments only, the Corporation will pay cash dividends on all shares registered in the shareholder's account in the usual manner and will apply any optional cash payment received from the shareholder to the purchase of additional shares of Common Stock for the shareholder's account in the Plan. The Corporation will pay future cash dividends on shares in the Plan purchased pursuant to the "Optional Cash Purchases Only" feature of the Plan to the shareholder in the usual manner in which cash dividends are paid on Common Stock.

         An initial optional payment may be made by a shareholder when enrolling by enclosing a check with the Shareholder Authorization Form. Checks should be made payable to State Street Bank and Trust Company, Agent for Independent Bank Corp. Thereafter, optional cash payments may be invested by submitting a check.

13. When will optional cash payments received by the Corporation be invested?


         Optional cash payments will be invested monthly on the cash investment date ("Cash Investment Date"). In each month in which the Corporation pays a dividend, the Cash Investment Date will be the same date as the Dividend Investment Date. In each month in which the Corporation does not pay a dividend, purchases on behalf of Participants in the Plan from the Corporation of authorized but unissued shares of Common Stock or shares held in treasury will be made on the last business day of that month, and purchases on the open market will be made on such last business day of the month or as soon as possible thereafter, but in no event later than thirty (30) days after such last business day of the month. In order to allow sufficient time for processing, optional cash payments must be received by the Agent no later than two business days prior to a Cash Investment Date. Optional cash payments will be refunded, however, if a written request for refund is received by the Agent no later than two business days prior to a Cash Investment Date. Please note that no interest will be paid by the Corporation or the Agent on optional cash payments. Therefore, shareholders are encouraged to make optional cash payments shortly before a Cash Investment Date. Optional cash payments do not constitute deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.


14.      What is the source of the Common Stock purchased under the Plan?

         Shares of Common Stock purchased under the Plan by Participants will be acquired either directly form the Corporation, in which event the shares will be either authorized but unissued shares or shares held in the Corporation's treasury, or on the open market, or by combination of the foregoing, at the option of the Corporation.

Purchases
---------

15.      How many shares of Common Stock will be purchased for shareholders?

         The number of shares to be purchased depends upon the amount of the shareholder's dividends reinvested, the amount of any optional cash payments and the purchase price of shares of Common Stock as determined in accordance with Question 16. Each shareholder's account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested, divided by the applicable purchase price of each share.

         In addition, the number of shares the Corporation may issue under the Plan at any time is limited to the number of shares the Corporation has registered with the Commission. The Corporation has 300,000 shares of its Common Stock registered with the Commission for issuance under the Plan.

16.  What will be the price of shares of Common Stock purchased under the Plan?


         The price of shares of Common Stock purchased for shareholders in the Plan with dividends paid on Common Stock, including dividends on the shares of Common Stock credited to the shareholders' accounts under the Plan, from the Corporation of authorized but unissued shares of the Corporation or treasury shares, will be 95% of the average of the daily average of the high and low sale prices per share for such stock on the NASDAQ National Market System for the last five trading days immediately preceding the applicable Dividend Investment Date.

         The price of shares of Common Stock purchased with optional cash payments on any Dividend Investment Date from the Corporation of authorized but unissued shares of the Corporation or treasury shares, will be 100% of the above five-day average. In any month in which the Corporation does not pay dividends, however, the price of shares of Common Stock purchased with optional cash payments from the Corporation of authorized but unissued shares of the Corporation or treasury shares, will be 100% of the average of the daily average of the high and low sale prices per share for such stock on the NASDAQ National Market System for the last five trading days immediately preceding the last business day of such month.


         If there is no trading in the shares of Common Stock on the NASDAQ National Market System during the five-day trading period, the purchase price of Common Stock per share shall be determined by the Corporation on the basis of such market information as it shall deem appropriate.


         The price of shares of Common Stock purchased for shareholders in the Plan with dividends paid on Common Stock, including dividends on the shares of Common Stock credited to the shareholders' accounts under the Plan, on the open market will be 95% of the weighted average purchase price(s) of shares of Common Stock purchased for the Plan in respect of the related Dividend Investment Date.

         The price of shares of Common Stock purchased for shareholders in the Plan with optional cash payments on any Dividend Investment Date on the open market will be 100% of the weighted average of the purchase price(s) of shares purchased in respect of such Dividend Investment Date. In any month in which the Corporation does not pay dividends, however, the price of shares of Common Stock purchased with optional cash payments on the open market will be 100% of the weighted average of the purchase price(s) of shares purchased in respect of the last business day of such month.


         For Federal income tax information, see Question 28.

Costs
-----

17. Are there any expenses to Participants in connection with purchases under the Plan?

         No. There are no service charges. All costs of administration of the Plan are paid by the Corporation.

Reports to Participants
-----------------------

18.      How will Participants be advised of their purchase of stock?

         As soon as practicable after each purchase a Participant will receive a statement of his or her account. This statement will include, among other things, the amount of optional cash payments, if any, which may be made by a participant for the remainder of the calendar year. These statements of account are a Participant's continuing record of the cost of his or her purchases and should be retained for tax purposes. In addition, each Participant will receive copies of those corporate communications distributed to all shareholders, including the quarterly reports, annual report, notice of shareholders' meeting and proxy statement of the Corporation.

Dividends
---------

19. Will Participants be credited with dividends on shares held in their account under the Plan?

         Yes. The Corporation pays dividends, as declared, to the record holders of all its issued and outstanding shares of stock. All dividends on shares held in the Plan for a Participant under the "Full Dividend Reinvestment" option will be reinvested in additional shares of Common Stock under the Plan. To the extent that a Participant under the "Partial Dividend Reinvestment" option requests that cash dividends on Plan shares be sent to him or her, the Agent will send the cash dividend to the Participant in the usual manner. The remaining dividends on Plan shares will be reinvested for the Participant's account in additional shares of Common Stock. A Participant in the Plan under the "Optional Cash Purchases Only" feature will receive cash dividends on all full and fractional shares in the usual manner.

Certificates for Shares
-----------------------

20.      Will stock certificates be issued for shares of Common Stock purchased?

         The number of shares credited to an account under the Plan will be shown on the Participant's statement of account.

         Certificates for any number of shares up to the number of all full shares credited to an account under the Plan will be issued at any time during the calendar year upon written request of a Participant. This request should be mailed to the Agent at the address set forth in Question 4. The answer to Question 24 addresses the time at which certificates for shares of Common Stock purchased under the Plan will be issued to Participants who withdraw from the Plan.

         Shares credited to the account of a Participant under the Plan may not be pledged. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

         Certificates for fractional shares will not be issued under any circumstances.

21. In whose name will accounts be maintained and certificates registered when issued?

         Accounts for each Participant will be maintained by the Agent in a Participant's name as shown on the Corporation's records at the time the Participant enters the Plan (the "account name"). When issued, certificates for full shares will be registered in the account name.

         Upon written request, certificates also may be registered and issued in names other than the account name subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request bears the signature of the Participant and the signature is guaranteed by a commercial bank or trust company or by a member of any of the American, Boston, Midwest, New York, or Pacific Stock Exchanges.

Changing Method of Participation and Withdrawal from Participation
------------------------------------------------------------------

22. When will a Participant's request to change his or her method of participation become effective?

         Any changes in a Participant's method of participating in the dividend reinvestment feature of the Plan will become effective as of an upcoming Dividend Investment Date if written notice of such intention is received by the Agent on or before the record date for the next dividend payment. Optional cash payments sent to the Agent by Participants will be refunded if written notice is received by the Agent no later than two business days prior to an upcoming Cash Investment Date.

23.      May a Participant withdraw from the Plan?

         Yes. The Plan is entirely voluntary and a Participant may request to withdraw from the Plan at any time.

24.      How does a Participant withdraw from the Plan?

         In order to withdraw from the Plan, a Participant must notify the Agent in writing that he or she wishes to withdraw. Written notice should be addressed to the Agent at the address set forth in Question 4. When a Participant withdraws from the Plan or upon termination of the Plan by the Corporation, certificates for full shares credited to a Participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share.

         If the request to withdraw is received on or after the record date for a dividend, any cash dividend paid on that dividend payment date will be reinvested in Common Stock and credited to the Participant's account in accordance with the Participant's previous instructions under the Plan. Any optional cash payment sent to the Agent prior to the request to withdraw will be invested in Common Stock unless the Participant's withdrawal letter expressly requests return of the optional cash payment and such letter is received no later than two business days prior to the Cash Investment Date. The request to withdraw will then be processed as promptly as possible following such date. Thereafter all dividends will be paid in cash to the Participant. A Participant may elect to re-enroll in the Plan at any time.

25. What happens to a fraction of a share when a Participant withdraws from the Plan?

         When a Participant withdraws from the Plan, a cash adjustment representing any fraction of a share will be mailed to the Participant. The cash payment will be based upon the average of the high and low sale prices per share of shares of Common Stock on the NASDAQ National Market System on the business day prior to the business day that the withdrawal request is received by the Agent. If shares of Common Stock are not traded on such date, such market prices as the Corporation shall deem appropriate, shall be used.

26.      What happens if a Participant dies or becomes legally incapacitated?

         Upon receipt by the Agent of notice of death or adjudicated incompetence of a Participant, no further purchases of shares of Common Stock will be made for the account of such Participant. The shares and cash held by the Plan for the Participant will be delivered to the appropriate person upon receipt of evidence satisfactory to the Agent of the appointment of a legal representative and instruction from the representative regarding delivery.

Voting
------

27. How will a Participant's shares held under the Plan be voted at meetings of shareholders?

         Each Participant will receive a single proxy card covering those shares of Common Stock credited to his or her account under the Plan and those shares registered in the Participant's name that are not within the Plan. If the proxy card is returned properly signed and marked for voting, all of the shares will be voted as marked. The total number of full shares held may be voted in person at shareholders' meetings.

         If a proxy card is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item, all of the Participant's shares will be voted (to the extent legally permissible) in accordance with the recommendations of the Board of Directors of the Corporation. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the Participant's shares covered by such proxy card will be voted unless the Participant or his or her duly appointed representative votes in person at the meeting. These procedures are consistent with the actions taken with respect to shareholders who are not participating in the Plan.

Taxes
-----

28. What are the Federal income tax consequences of participation in the Plan?

         A Participant in the Plan electing the dividend reinvestment option will be treated for Federal income tax purposes as receiving a distribution in an amount equal to 100% of the fair market value on the Dividend Investment Date of all full and fractional shares credited to the Participant, even if the purchase price is only 95% of fair market value. The distribution will be taxable as a dividend if the Corporation has earnings and profits as determined for Federal income tax purposes. The tax basis of the shares will be an amount equal to their fair market value on the Dividend Investment Date. The Corporation intends to determine and report the distribution amount on the basis that the fair market value per share of Common Stock issued pursuant to a reinvestment option is the average of the high and low sale prices per share of the Common Stock on the Dividend Investment Date or on the basis of such market quotations as the Corporation shall deem appropriate, if shares of Common Stock are not traded on the Dividend Investment Date.

         The holding period for Common Stock credited to a Participant's account pursuant to a dividend reinvestment option will begin on the day following the Dividend Investment Date.

         For a Participant electing the optional cash payment feature of the Plan, shares will be purchased at the fair market value as determined in the manner set forth in the response to Question 16. The tax basis per share will be an amount equal to the cost paid.

         The holding period for Common Stock credited to a shareholder's account pursuant to the optional cash payment provisions will begin on the day following the Cash Investment Date.

         A Participant will not realize any taxable income upon receipt of certificates for whole shares which have been credited to the Participant's account, whether received upon the Participant's request, or upon termination of participation in the Plan, or upon termination of the Plan.

         A Participant will realize gain or loss when Common Stock acquired pursuant to the Plan is sold or exchanged, whether pursuant to the Participant's request upon termination of participation in the Plan, or upon sale or exchange by the Participant after receipt of a share certificate from the Plan, or upon receipt of a cash adjustment for a fractional share. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares, or fraction of a share, and the tax basis therefor.

         Eligible shareholders who are considering participating in the Plan are urged to consult with their own tax advisers prior to joining the Plan.

Other Information
-----------------

29. What happens when a Participant sells or transfers all of the shares registered in his or her name other than shares under the Plan?

         If a Participant disposes of all shares of stock registered in his or her name other than shares under the Plan, the Corporation will, unless otherwise instructed by the Participant, continue to reinvest the dividends on the shares credited to the Participant's account under the Plan. If a Participant, however, has only a fractional share of stock credited to his or her account under the Plan on the record date for any cash dividend on Common Stock, the Corporation reserves the right not to reinvest any additional dividends on such fractional share. If the Corporation exercises this right, the Participant will receive, if applicable, a cash adjustment representing such fraction of a share and a cash payment for the dividend. The cash payment for the fractional share will be based upon the average of the high and low sale prices per share of shares of Common Stock on the date of exercise by the Corporation.

30. What happens if the Corporation declares a stock dividend or stock split?

         Any shares of Common Stock issued in connection with a stock split or dividend distributed by the Corporation will be added to the Participant's account.

         As soon as practicable after the declaration of a stock dividend or stock split, a statement will be sent to each Participant which will indicate the number of shares of Common Stock credited to each Participant's account under the Plan as a result of the stock dividend or stock split. A Participant may receive a certificate for such shares (other than fractional shares) at any time by sending a written request to the Agent at the address set forth in Question 4.

31.      May the Plan be changed or discontinued?

         While the Corporation presently intends to continue the Plan indefinitely, the Corporation reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any such amendment, suspension or modification will be sent to participating shareholders. Should the Corporation decide to terminate the Plan, it will provide participating shareholders with prior notice of such action.

         The Corporation also reserves the right to terminate any Participant's participation in the Plan at any time for any reason including, without limitation, engagement in arbitrage-related activities, trading, transactional profit activities and terminations which cause aberrations in the price or trading volume of Common Stock or excessive expenses to the Plan.

         Upon a termination of the Plan or of a Participant's participation in the Plan, any uninvested optional cash payments will be returned, any uninvested cash dividends will be remitted in cash, a certificate for whole shares of Common Stock credited to the Participant's account will be issued, and a cash payment (based on the prevailing market price less brokerage commission and any applicable transfer tax) will be made for any fractional shares credited to the Participant's account.

32. What is the responsibility of the Corporation and the Agent under the Plan?

         The Corporation and the Agent will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon a Participant's death prior to receipt of notice in writing of such death.

         The Participant should recognize that neither the Corporation nor the Agent can assure the Participant of a profit or protect him or her against a loss on the shares purchased for his or her account under the Plan. An investment in shares of Common Stock is, as are all equity investments, subject to significant market fluctuations.

33.      Who interprets and regulates the Plan?

         The Corporation reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The Plan will be governed by the laws of the Commonwealth of Massachusetts.

34.      Who bears the risk of market fluctuations in the Common Stock?

         A Participant's investment in shares held in his or her Plan account is no different than his or her investment in directly held shares in this regard. Each Participant bears all risk of loss that may result from market fluctuations in the price of the Common Stock. Neither the Corporation nor the Agent can guarantee that shares purchased under the Plan will, at any particular time, be worth more or not be worth less than their purchase price.

                                 USE OF PROCEEDS

         The Corporation has no basis for estimating precisely either the number of shares of Common Stock that ultimately may be sold pursuant to the Plan, or the prices at which such shares will be sold. The proceeds from the sale of Common Stock offered pursuant to the Plan will be used for general corporate purposes of the Corporation, including investments in, or extensions of credit to, any of the Corporation's direct and indirect subsidiaries.

                               VALIDITY OF SHARES

         The validity of the shares of Common Stock offered hereby has been passed upon for the Corporation by Burns & Levinson, Boston, Massachusetts, counsel to the Corporation. As of January 18, 1996, Lawrence M. Levinson, a partner of the law firm of Burns & Levinson and Director of the Corporation, beneficially owned 579,239 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements and schedules of Independent Bank Corp. incorporated by reference into this Prospectus have been examined by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 INDEMNIFICATION

         Under Massachusetts law, a corporation may provide indemnification to its directors, officers, employees and other agents of it and its subsidiaries. The Corporation's By-laws generally provide that each such individual who was or is a party to or threatened to be made a party to or is otherwise involved in a proceeding in his or her capacity as an agent of the Corporation or its subsidiaries may be indemnified for expenses actually and reasonably incurred by such person in connection with the proceeding if he or she acted in good faith and for a purpose that he or she reasonably believed to be in the best interests of the Corporation or its subsidiaries. Such individuals may be indemnified for other expenses only by the approval of a disinterested majority of the Board of Directors, a determination of independent counsel or the approval of a majority of each class of stock of the Corporation then outstanding and entitled to vote on the election of directors. Under Massachusetts law, a trust company may provide indemnification to its directors, officers, employees and other agents. Rockland's By-Laws generally provide that each such individual who was or is a party to or threatened to be made a party to or otherwise involved in a proceeding in his or her capacity as an agent of Rockland may be indemnified for expenses actually and reasonably incurred by such person in connection with the proceeding if he or she shall not finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts and if he or she acted in good faith and for a purpose that he or she reasonably believed to be in the best interests of Rockland. Such individuals may be indemnified for other expenses only by court order, or by the approval of a disinterested majority of the Board of Directors, a determination of independent counsel or the approval of a majority of each class of stock of Rockland then outstanding and entitled to vote on the election of directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such directors, officers or controlling persons in connection with the securities being registered, the Corporation will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.